  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 30, 2013

MEDISAFE 1 TECHNOLOGIES CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.:  333-161914

Delaware	46-0523031
(State of Incorporation)	(I.R.S. Employer Identification No.)

5a Hataltan Street, Jerusalem, Israel	96926
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: + 972-77-3318877

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 15, 2013, Medisafe 1 Technologies corp. (the “Company”) issued a release announcing its intention to pay a special stock dividend to its shareholders consisting of 10 million shares of Safecode Drug Technologies Corp. (OTCQB: “SAFC”) that the Company received in connection with a License Agreement dated November 15, 2012. The execution of the License Agreement was reported in the Company's Current Report on Form 8-K filed with the SEC on November 20, 2012. The January 15 Release contemplated that the stock dividend would be paid during the second quarter of 2013. The Company subsequently determined that the date of the special stock dividend distribution would be May 6, 2013.

The Company is reporting in this Form 8-K the delay in the payment date of the stock dividend, which is subject to the approval of FINRA of the corporate action. The Company has engaged a professional firm to proceed with the FINRA application and will announce a projected new payment distribution date pending the progress of its application with FINRA.

Item 9.01 Financial Statements and Exhibits

(b) The following documents are filed by the Registrant as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description

99.1	License Agreement between the Registrant and Safecode Drug Technologies Corp. dated November 15, 2012, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medisafe 1 Technologies Corp.

By:	/s/ Jacob Elhadad
Name: Jacob Elhadad
Title: President

Date: April 30 2013